Exhibit 21.1

Legal Name	Jurisdiction of Incorporation or Organization

Estis Compression Management Inc.	Delaware

Estis Compression LLC	Delaware

Estis Intermediate Holdings LLC	Delaware

Estis Management LLC	Delaware

Flogistix, LP	Texas

Flogistix Global OBU LLC	Oman

Flogistix GP, LLC	Delaware

Flogistix Intermediate Holdings LLC	Delaware

Flogistix ULC	Canada

Flowco MasterCo LLC	Delaware

Flowco MergeCo LLC	Delaware

Flowco Production Solutions Canada Ltd.	Canada

Flowco Productions LLC	Delaware

FPS Logistics, L.L.C.	Texas

FPS Properties LLC	Texas

Gas Lift Production Solutions LLC	Texas

Industrial Valve Manufacturing LLC	Texas

McClung Energy Services, LLC	Texas

McClung Management LLC	Delaware

Patriot Artificial Lift LLC	Texas

SPM Productions Systems LLC	Texas